EXHIBIT 4.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

dated as of October 1, 2002 between David Gallagher, 311 Diamond Willow Point, Calgary, AB  T3Z 2Z5, phone 403 242 0826, fax 403 242 9105 (“Executive”) and QSound Labs, Inc., 400 – 3115 12th Street NE, Calgary, AB T2E 7J2, phone 403 291 2492, fax 403 250 1521 (“QSound”).

Whereas QSound and Executive entered into an employment agreement dated October 1, 1994, as amended on January 11, 1997, February 10, 1998, August 21, 1998 and February 25, 2000 (collectively the “Original Employment Agreement”);

And whereas QSound and Executive desire to amend and restate the Original Employment Agreement and in connection therewith to incorporate the terms and provisions of the Original Employment Agreement, as amended and restated, into one agreement, all as hereinafter provided;

In consideration of the premises and the mutual covenants and agreements herein contained, QSound and Executive agree as follows:

1.00        Employment

1.01         Position.  QSound hereby confirms the employment of Executive as QSound’s President and Chief Executive Officer and Executive hereby confirms his acceptance of the employment, all subject to the terms and conditions set forth in this Agreement.

1.02         Duties and Responsibilities.  During the Term (as defined below), Executive shall have such duties, responsibilities and authority as are generally consistent with the position of President and Chief Executive Officer. During the Term, Executive shall faithfully and diligently serve QSound, devote a majority of his working time and efforts to the business and affairs of QSound, and act in the best interests of QSound.

1.03         Term.  Subject to earlier termination in accordance with Article 5.00 hereof, the term of the employment of Executive shall continue in effect until September 30, 2004 (“Term”).

1.04         Employment Policies  Executive agrees to be bound by QSound employment policies in effect from time to time, except to the extent that there is a conflict between any provision of the policies and any provision of this Agreement, in which case the provision of this Agreement shall govern.

1.05         Place of Employment  Executive shall report to work at the Calgary, Alberta offices of  QSound.  Executive agrees to travel as may be required to carry out his duties and responsibilities hereunder.

2.00        Compensation

2.01         Salary  Executive’s base annual salary is Two Hundred Thousand Dollars ($200,000 U.S.) U.S., payable in accordance with QSound’s normal payroll practices with such payroll deductions and withholdings as are required by law (“Base Salary”).

2.02         Stock Options   The Compensation Committee of the Board of Directors of QSound (“Compensation Committee”) may review stock options held by Executive from time to time and may in its discretion grant additional stock options to Executive.

2.03         Other Compensation   Executive may participate in any bonus, pension or profit sharing plan as may be established form time to time by the Compensation Committee and for which Executive, as an officer of QSound, is eligible.  Executive may also receive discretionary bonuses from time to time if approved by the Compensation Committee.

2.04         Other Benefits   Executive shall be entitled to the normal vacation, health insurance and other benefits offered from time to time to other senior executives of QSound.

2.05         Expenses   QSound shall reimburse Executive for all reasonable, direct, out-of-pocket expenses incurred by him for  business purposes in connection with his employment (including, without limitation, expenses for travel, entertainment and home office incurred in conducting or promoting the business of QSound), in accordance with QSound’s Employee Policies in effect from time to time.

3.00        Confidentiality

3.01         Confidentiality  Executive shall keep confidential and not use or disclose QSound’s confidential information on the terms and conditions of the Non-Disclosure Terms attached hereto as Exhibit A, which is incorporated into and forms part of this Agreement.

4.00        Change of Control

4.01         Definition For the purpose of this Agreement, “Control” shall mean direct or indirect ownership of 50% or more of the outstanding voting securities of QSound with the right to vote for the election of directors, or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of QSound.

4.02         Change of Control  In the event of a change of Control:

a) all unvested options then held by Executive shall immediately and automatically vest and become exercisable; and

b) Executive may in his discretion elect to not continue his employment, in which case Executive shall give written notice of his election to the Board of Directors, and Executive’s employment shall terminate effective upon the giving of such written notice.

5.00        Termination

5.01         Termination by Executive

a) Executive may terminate his employment by giving QSound no less that ninety (90) days prior written notice of termination (“Voluntary Termination”).

b) Executive may retire prior to reaching the age of 65 by giving QSound no less than one years’ prior written notice of retirement and commencing to receive pension payments from Executive’s pension plan (“Pension Plan”) upon retirement taking effect (“Retires”).

5.02         Termination “For Cause”  QSound may terminate Executive’s employment with immediate effect upon written notice to Executive in the event that any of the following events (each one of which constitutes “For Cause”) takes place:

a) Executive refuses to follow a lawful order or a direction of the Board of Directors;

b) Executive, in the course of carrying out his duties under this Agreement, engages in willful misconduct, dishonesty or reckless disregard of his responsibilities;  or

c)  Executive is convicted of a felony or a criminal offence of similar gravity, or a crime of moral turpitude.

5.03         No Severance Payments  If the employment of Executive is terminated  by Executive as a Voluntary Termination or by QSound “For Cause”, no payment in lieu of notice, and no other cash payments or other benefits shall be due, owing or payable to Executive other than Base Salary earned by Executive before the date of termination of employment.

5.04         Waiver   Executive hereby expressly waives any right, by implication or otherwise, which Executive might otherwise have or claim to reasonable notice upon termination of employment.

5.05         Termination Other than “For Cause”   QSound may terminate Executive’s employment with immediate effect for any reason other than “For Cause”, or for no reason, upon written notice to Executive at any time in the sole discretion of the Board of Directors.

5.06         Deemed Termination Other than “For Cause”  QSound shall be deemed to have terminated Executive’s employment other than “For Cause”, effective upon occurance of any of the events set out in subsections a) to d) below,  if:

a) Executive is unable for a minimum period of  ninety (90) consecutive days to carry out his duties due to disability or incapacity;

b) death of Executive occurs;

c) QSound does not renew this Employment Agreement and Executive’s employment for at least one year following expiration of the Term; or

d)  Executive gives written notice that he elects to not continue his employment following a Change of Control as set out in section 4.02 b) hereof.

5.07         Severance Payments   If the employment of Executive is terminated by QSound as set out in section 5.05 hereof or is deemed to be terminated by QSound as set out in section 5.06 hereof, QSound shall pay to Executive a lump sum payment in an amount equal to the greater of Executive’s Base Salary, less normal payroll deductions and withholdings as are required by law pro-rated for: i) the unexpired Term; and ii) one year.

5.08         Retirement Compensation  a) If, prior to the Executive reaching age 65,  the employment of Executive is terminated by QSound as set out in section 5.05 hereof or is deemed to be terminated by QSound as set out in section 5.06 hereof, QSound shall pay into a Retirement Compensation Agreement (RCA) sufficient funds to enable Executive to receive the same pension, including a terminal contribution that would enhance his benefits so that there is no reduction for early retirement, indexing at full consumers price index and the maximum bridge payment to age 65, that Executive would have received had the employment not been terminated and the Pension Plan continued to be funded by QSound until Executive attained age 65.

b)  If Executive Retires after age 60 and prior to age 65, QSound shall pay into the Pension Plan sufficient funds to enable Executive to receive the same pension, including a terminal contribution that would enhance his benefits so that there is no reduction for early retirement, indexing at full consumers price index and the maximum bridge payment to age 65, that Executive would have received had Executive not retired and Executive’s Pension Plan continued to be funded by QSound until Executive attained age 65.  If Executive Retires prior to age 60, QSound and Executive agree to negotiate in good faith a terminal contribution to the Pension Plan.

5.09         Effect of Termination  Subject to section 5. 10 hereof, termination of Executive’s employment shall include termination of this Agreement.

5.10         Survival  Articles 3.00, 6.00, 7.00, 8.00, 10.00, 13.00, 14.00 and 15.00 and sections 5.04, 5.07, 5.08 and 17.05 shall survive expiration or termination of this Agreement.

6.00        Non-solicitation

6.01         Non-Solicitation  Executive hereby agrees that he will not, during the period commencing on the date hereof and ending one year following the expiration of the Term or termination of Executive’s employment, be a party to or abet any solicitation of customers, clients or suppliers of QSound or any of its subsidiaries, to transfer business from QSound or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of QSound or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

7.00        Non-Competition

7.01         Non-Competition Executive hereby agrees that he will not, during the period commencing on date of this Agreement and ending two years following the expiration of the Term or termination of Executive’s employment: i) be employed by or provide services to any person, corporation or other entity located or organized in Canada, the United States, Europe, Japan or Australia, which may be or is contemplating to be engaged in any business which is directly or indirectly competitive with the services, technologies or products in which QSound is or is contemplating to be engaged in (“Competitor”); or ii) own any equity interest greater than 5%  in or manage or participate in the management of or be in any other way connected with a Competitor.

7.02         Terms Reasonable  Executive confirms that all restrictions in this Article 7.00 are reasonable and valid and all defences to the strict enforcement thereof by QSound are hereby waived by Executive.

8.00        Return of Materials

8.01         Return of Materials  All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of QSound or any of its subsidiaries and associates that may come into the possession or control of Executive shall at all times remain the property of QSound or such subsidiary or associate, as the case may be.  On termination of Executive’s employment for any reason, or upon expiration of this Agreement, Executive agrees to deliver promptly to QSound all such property of QSound in the possession of Executive or directly or indirectly under the control of Executive. Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of QSound.

9.00        Notices

9.01         Notice  Any notice required to be given hereunder shall be in writing and shall be sent by personal delivery or, except during any period when postal service in interrupted, by prepaid registered mail, or fax addressed as set forth above, or by email: to QSound at legal@qsound.com; or to Executive at david.gallagher@qsound.com (“other communication”).

9.02         Deemed Receipt  Notices shall be deemed received as follows:  If given by registered mail notice shall be deemed to have been received by the party to whom it was addressed on the date falling seven business days following the date upon which it was sent, if personally delivered during normal business hours, when so delivered, and if given by other communication on the day of transmission and confirmation of transmittal unless such day is not a business day in which case the next following business day.  QSound and Executive may change the address designated from time to time, by notice in writing to the other party.

10.00      Enforceability

10.01       Enforceability  Executive hereby confirms and agrees that the covenants and restrictions pertaining to Executive contained in this Agreement, including, without limitation, those contained in sections 6.01 and 7.01 hereof and Exhibit A hereto, are reasonable and valid and hereby further acknowledges and agrees that QSound would suffer irreparable injury in the event of any breach by Executive of his obligations under any such covenant or restriction.  Accordingly, Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that QSound shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining Executive from any such breach.

11.00      No Assignment

11.01       No Assignment by Executive  Executive may not assign, pledge or encumber Executive’s interest in this Agreement nor assign any of the rights or duties of Executive under this Agreement without the prior written consent of QSound.

12.00      Successors

12.01       Successors  This Agreement shall be binding and on and enure to the benefit of the successors and assigns of QSound and the heirs, executors, personal legal representatives and permitted assigns of Executive.

13.00      Arbitration

13.01       Arbitration  QSound and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted in Calgary, Alberta by a member of the Alberta Arbitration and Mediation Society, who has been agreed to by QSound and Executive, provided that if the parties cannot agree upon one arbitrator, then each party shall choose one arbitrator and those arbitrators shall choose a third arbitrator.  Any arbitration hereunder shall be conducted in accordance with then existing rules of Alberta Arbitration and Mediation Society.

14.00      Governing Law

14.01       Governing Law  This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.  Any disputes or other matters relating to this Agreement which cannot be resolved by arbitration as set out in section 13.01 hereof shall be subject to the exclusive jurisdiction of the courts of the Province of Alberta.

15.00      Severability

15.01       Severability  If any provision of this Agreement shall be held by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

16.00      Independent Legal Advice

16.01       Independent Legal Advice  Executive acknowledges that he has been advised to obtain and that he has obtained or has been afforded the opportunity to obtain legal counsel with respect to this Agreement and that he understand the nature and consequences of this Agreement.

17.00      Miscellaneous

17.01       Waiver  No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

17.02       Entire Agreement  This Agreement (including Exhibit A hereto) is the  entire agreement and supersedes and incorporates all other agreements between the parties, whether oral or written,  including but not limited to the Original Employment Agreement, in connection with the subject matter hereof.. This Agreement shall not be subject to change or modification except by the execution of another agreement in writing subscribed to by the parties hereto.

17.03       Further Assurances  Each party agrees to execute all documents and perform all acts and do all such things  as may be necessary or desirable in order to give effect to the transactions contemplated hereunder.

17.04       Counterpart  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

17.05       Limitation of Liability  Executive acknowledges and agrees that QSound shall not be liable for any misrepresentations (including negligent misrepresentations) which may be made (whether directly or by implication) to Executive by QSound, its officers, employees or agents, either prior to or following the date of this Agreement, including but not limited to misrepresentations regarding the nature and/or existence of the employment opportunity offered and/or Executive’s employment with QSound.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

QSound Labs, Inc.

per:

David Gallagher

Witness

Exhibit A

Non-Disclosure Terms

1.             In this Exhibit A the following words and phrases shall have the following meanings unless the context otherwise requires:

a)             “Confidential Information” refers to any and all information, including but not limited to descriptions, designs, plans, specifications, schematics, compilations, programs, methods, techniques, formulas, processes, information, intellectual property, trade secrets, or concepts relating to technologies or products of, or the business, affairs, marketing or technical plans of, QSound and of QSound’s customers, affiliates, associates, partners or subsidiaries, but Confidential Information shall not include Non-Proprietary Information.

b)            “Non-Proprietary Information” refers to information which Executive proves:

i)              is within the public domain at the date of its disclosure to the Executive or which thereafter enters the public domain through no fault of the Executive (but only after it becomes part of the public domain);

ii)             is already known to the Executive at the time of its disclosure to the Executive and is not subject to confidential restrictions, as can be proven by contemporaneous documentation;

iii)            following its disclosure to the Executive, is received by the Executive without obligation of confidence from a third party who was lawfully in possession of such information free of any obligation of confidence;

iv)           has been approved for release by written authorization of QSound; or

v)            has been disclosed by court order or as otherwise required by law (including without limitation to the extent that disclosure may be required under applicable securities laws), provided that Executive has notified QSound immediately upon learning of the possibility of any such court order or legal requirement and has given QSound a reasonable opportunity (and co-operated with QSound) to contest or limit the scope of such required disclosure (including application for a protective order).

Information shall not be deemed known to Executive or publicly known for purposes of the above exceptions (A) merely because it is embraced by more general information in the prior possession of Executive or others, or (B) merely because it is expressed in public material in general terms not specifically the same as Confidential Information.

2.             This Agreement applies to Confidential Information which is disclosed to Executive at any time during which Executive is providing services to QSound.

3.             Executive acknowledges that the Confidential Information is a special, unique, valuable asset of QSound or third parties to whom QSound has an obligation of confidence and Executive agrees that:

a) Executive shall keep in confidence all Confidential Information;

b) Executive shall not use any of the Confidential Information except as necessary for carrying out his employment (“Purpose”) and shall not make, have made, or permit to be made any copies of the Confidential Information except those copies which are necessary for use of the Confidential Information for the Purpose; and

c) Executive shall not make any disclosure of the Confidential Information (including copies thereof, or methods or concepts utilized therein) to any person or entity other than employees, affiliates or consultants of the Executive to whom such disclosure is necessary for use of the Confidential Information for the Purpose and then only with the consent of the QSound.

4.             All Confidential Information and any copies thereof, shall be promptly returned to QSound upon request, or destroyed at QSound’s option.

5.             Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, expressly or impliedly, under the Confidential Information or any part or portion thereof.

6.             In the event of a breach by the Executive of any provision of this Agreement QSound shall, in addition to any other remedy available to it in respect of such breach, be entitled to injunctive relief which restrains the Executive from committing or continuing such breach.